Exhibit 10.4

Gain Therapeutics, Inc.
4800 Hampden Lane Suite 200
Bethesda, MD 20814

July 8, 2020

Eric Richman
(via email eirichman@gaintherapeutics.com)

Dear Eric:

Gain Therapeutics, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer of the Company on the following terms:

1.          Position.

(a)          You will be employed as Chief Executive Officer (“CEO”) of the Company and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. During the term of your employment, you shall also serve, without additional compensation, as a member of the Board for the term of your employment as CEO.

(b)          You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.  During your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incidental to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or public or private corporations that are not competitive in any manner with the business of the Company (current relationships in exhibit A), or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.          Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company effective July 20, 2020 and will be effective for a period of two years thereafter.

3.          Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company satisfactory documentary proof of your identity and eligibility for employment in the United States, and this offer is contingent upon such satisfactory proof.  Such documentation must be provided to the Company within three business days of your date of hire.

4.          Cash Compensation.  The Company will pay you a starting salary at the rate of $300,000 per year, less required deductions and withholdings, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments, including hours beyond the Company’s normal business hours, and you will not be eligible for, nor entitled to receive, overtime compensation.

In addition, you will be paid a signing bonus of $30,000 and eligible to be considered for a discretionary incentive bonus for each fiscal year of the Company. Whether you are awarded any bonus for a given fiscal year, and the amount of the bonus (if any), will be determined by the Company in its sole discretion based upon achievement of Company and personal objectives established and approved by the Company’s Board of Directors. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

5.          Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including its medical, dental and 401(k) plans, under the terms and conditions of the benefit plans that may be in effect from time to time.  In addition, you will be entitled to 20 vacation days and to accrue and use paid vacation benefits, in accordance with the Company’s vacation policy, as in effect from time to time.

6.          Confidential Information and Inventions Assignment/Company Policies.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit 1.  In addition, you will be expected to abide by Company rules and policies.

7.          Employment Relationship.  Your employment with the Company may be terminated by either you or the Company at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.          Tax Matters.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10.          No Conflicting Obligations.  You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not want or need and will not use such information, will assist you to preserve and protect the confidentiality of proprietary information belonging to third parties, and expects you to use in performing your duties for the Company only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11.          Interpretation, Amendment and Enforcement.  This letter agreement, together with the Confidential Information and Inventions Assignment Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in the terms hereof, other than those changes expressly reserved to the Company’s discretion in this letter, require an express written modification signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment by the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Delaware law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Delaware in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidential Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on July 19, 2020.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

Gain Therapeutics, Inc.

By:

I have read and accept this employment offer:

/s/ Eric I. Richman
Signature

Printed Name:  Eric I. Richman

Dated:

July  8, 2020

Exhibit A

InFuse Holdings – Founder and Chairman
LabConnect – Chairman
Neubase (NBSE) – Director
Rev Capital II, LLC – Manager
VerImmune, Inc. – Advisor
Epidarex Capital – Advisor
NovelStem, Inc. – Director
Babson Diagnostics – Advisor